EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                                 CONTACT: Caren W. Steffes
Thursday, April 25, 2002                                         (281) 492-5393


             OCEAN BARONESS EXPERIENCES FAILURE OF RISER CONNECTION

Houston, Texas, April 25, 2002 - Diamond Offshore Drilling, Inc. (NYSE: DO) announced today that the Ocean Baroness experienced a parting of its marine riser during operations offshore Malaysia on April 22, 2002 in 5,700 feet of water. No injuries were sustained in this incident and the well has been secured without incident and successfully plugged. The drilling unit is undamaged. Known damage is limited to subsurface elements of the riser. Damage to the blow out preventer is not evident; however, a detailed inspection will be required following recovery operations.

It appears from video taken by underwater cameras that bolt assemblies failed at a riser connection, causing the riser to separate. Presently the riser is parted approximately 2,300 feet below the surface of the water and is supported both by the rig's riser tensioning system and drillpipe, which extends from the rig floor, past the separation and through the well head.

The Company is currently in consultation with the riser manufacturer, its customer and several contractors in order to develop a recovery and repair plan. At this time, the Company cannot be definitive about the duration of its recovery and remediation efforts. However, the Company believes successful recovery and repair of the subsea equipment can be conducted.

The Ocean Baroness departed the shipyard and began its 120-day contract on March 17, 2002, and had operated successfully prior to the riser failure.

Diamond Offshore is a leader in deep water drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship. The fleet operates in the waters of six of the world's seven continents.

Statements in this press release that contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.